EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-146874, File No. 333-152684, File No. 333-180393, File No. 333-202943, and File No. 333-205136 on Forms S-8 and on File No. 333-195964, File No. 333-199098, File No. 333-202944 and File No. 333-206699 on Forms S-3 of Digital Ally, Inc. of our report dated April 13, 2018, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP
RSM US LLP
Kansas City, Missouri
April 13, 2018